Exhibit 99.1

Stock Yards Bancorp Reports Record Third Quarter Earnings of $17.2 Million or $0.76 Per Diluted Share

SYBT Also Reports Third Quarter Record Loan Production; Record Return on Average Assets and Return on Average Equity

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 23, 2019--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported record results for both the third quarter and nine months ended September 30, 2019. Total revenue, comprised of net interest income and non-interest income, increased 14% to $45.4 million for the third quarter of 2019 from $39.9 million for the third quarter of 2018. Notwithstanding several non-recurring income items recognized in the quarter, the company still posted record results. Net income for the third quarter of 2019 rose 24% to $17.2 million or $0.76 per diluted share from $13.9 million or $0.60 per diluted share for the third quarter of 2018.

(dollar amounts in thousands, except per share data)	3Q19	2Q19	3Q18
Net interest income	$32,070	$30,774	$28,521
Provision for loan and lease losses	400	–	735
Non-interest income	13,304	12,263	11,426
Non-interest expenses	23,957	25,464	21,781
Income before income tax expense	21,017	17,573	17,431
Income tax expense	3,783	1,030	3,555
Net income	$17,234	$16,543	$13,876
Net income per share, diluted	$0.76	$0.72	$0.60
Net interest margin	3.86%	3.81%	3.79%
Efficiency ratio	52.73%	59.09%	54.43%
Tangible common equity to tangible assets (1)	10.83%	10.85%	10.57%
Annualized return on average equity	17.41%	17.40%	15.67%
Annualized return on average assets	1.95%	1.93%	1.75%

Key factors affecting the Company’s results for the third quarter of 2019 included:

  Average loans increased $260 million year over year, contributing to the 12% increase in net interest income on a comparable quarter basis.
  Legacy (excluding the King Southern Bank (“KSB”) acquisition) average loans increased $104 million or 4% year over year.
  Strong net loan growth of $93 million for the third quarter of 2019, building upon a strong second quarter of 2019.
  Continued robust loan production set a year to date record, with loan payoffs/pay-downs trending lower in the second half of 2019.
  Net interest margin increased seven basis points to 3.86% from the same period last year and increased five basis points on a sequential quarterly basis. As the Federal Reserve Bank (FRB) lowered rates twice during the third quarter, the Company followed suit by lowering stated rates on most types of interest-bearing deposit and certificates of deposit account types, offsetting the decline in loan rates. Loan yields were also boosted during the quarter by a higher than normal level of fee income. Continued lowering of short term rates by the FRB and yield-curve inversion will place pressure on net interest margin. It is likely that future rate drops will not be fully offset through further deposit rate declines.
  Continued strong growth in non-interest income, led by a 7% increase in wealth management and trust (WM&T) services income, as well as a 19% increase in debit and credit card income.
  Card income and treasury management fees, bolstered by increased volume and usage, continued to stand out as diversifying non-interest revenue streams, representing a combined 25% of total non-interest income.
  Sustained strong credit quality metrics continued to result in low provisioning, with the Company recording a $400 thousand provision for loan and lease losses in the third quarter.
  The Company’s Mt. Washington branch opened during the quarter and has exceeded expectations. It represents a natural extension of the Company’s existing Bullitt County franchise and complements the recent expansion into Nelson County via the KSB acquisition.
  Non-recurring items boosted Bank Owned Life Insurance (BOLI) income and other non-interest income during the quarter.

“Stock Yards Bancorp closed out a great third quarter, setting records in net income, loan production and returns on average assets and equity,” said Chief Executive Officer James A. (Ja) Hillebrand. “Exceptional loan production and strong net loan growth drove a $3.5 million or 12% net interest income increase compared with the third quarter of 2018. Loan growth has continued to accelerate through 2019, as we have focused heavily on growing and expanding customer relationships in addition to integrating our new KSB customer base. Our loan portfolio increased $93 million this quarter due to the hard work of our entire lending team. Prudent deposit rate management also contributed to a steady net interest margin. Our credit quality metrics remain at sound levels and are some of the highest relative to our peers. Our core deposit growth is strong, further highlighting our optimism for the future. We ended the third quarter with a solid loan pipeline, positioning the Company for continued strength in loan production heading into the final quarter of the year.

“Non-interest income increased 16% and continues to demonstrate stable and diversified revenue streams. The WM&T group, with assets under management rising to over $3 billion, continued to be a leading source of fee income, with revenues increasing 7% versus the year-earlier period and contributing 43% of total non-interest income in the third quarter of 2019. Debit/credit card income and treasury management fees combined grew 16% to account for 25% of third quarter 2019 total non-interest income. We are also pleased to note the on-going contribution of mortgage banking income, which grew a healthy 17%. These diverse revenue sources remain key to the long-term stability in our growth and demonstrate our sound business model.

“While the competitive landscape is intense, we remain optimistic based on our loan pipeline and core deposit base growth and we continue to deliver market share gains. We are excited about the opportunities in the markets we serve to continue the Company’s legacy of growth and performance. As evidenced by the second quarter authorization of a share repurchase plan, our Board of Directors shares our enthusiasm about the Company’s future. I am pleased to announce that through the end of the third quarter, we have repurchased approximately 259 thousand shares of stock at a weighted average cost of $35.46 per share. Approximately 741 thousand shares remain available for repurchase under the current buy-back plan.”

In closing, Hillebrand said, “The outstanding results for the third quarter reflect solid execution of our strategic plan by our dedicated team of professionals. I am pleased to note that we were named to the 2019 Bank and Thrift SM-ALL STARS by Sandler O’Neill & Partners during the quarter, one of only 30 institutions to receive this honor based on our continued growth, profitability, credit quality and capital strength. We are honored to be recognized and are confident in our ability to continue to deliver value to our shareholders.”

Third Quarter 2019 Compared with Third Quarter 2018

Net interest income – the Company’s largest source of revenue – increased approximately $3.5 million or 12% to $32.1 million. Legacy net interest income increased $2.1 million or 7%.

  Net interest margin increased seven basis points to 3.86% from 3.79%, primarily due to a decline in deposit rates, which more than offset the decline in loan rates during the quarter, as the FRB cut rates twice. Rates on loans and thus earning assets were boosted by a higher than normal level of loan fees during the quarter.
  Total interest income rose $5.0 million or 15% to $38.0 million driven by an increase in interest income on loans consistent with growth in the portfolio. Excluding the KSB contribution, interest income on loans exceeded the prior year by $2.6 million or 9%.
  Interest expense increased $1.4 million or 31% over the prior year quarter due to a higher volume of interest bearing deposits, with approximately $394 thousand of the increase related to the KSB deposit portfolio, which was concentrated in time deposits.

Non-interest income increased $1.9 million or 16% to $13.3 million.

  WM&T income increased $358 thousand or 7% due to increased new business generation, continued strong market performance and growth in corporate retirement plans. WM&T continues to represent a steady source of growth in non-interest income for the Company.
  Debit and credit card income and treasury management fees both showed continued double digit growth, accounting for approximately 25% of total non-interest income during the quarter.
  Mortgage banking revenue increased 17% over the prior year period primarily as a result of the decline in long-term rates during the third quarter.
  BOLI income increased $301 thousand during the quarter, reflecting the receipt of life insurance proceeds during the quarter.
  Other non-interest income increased $723 thousand in large part due to interest rate swap fees on loans recognized during the quarter totaling $374 thousand. Other income was also impacted by a gain of $212 thousand on the sale of Visa Class B stock and life insurance proceeds recognized outside our normal BOLI program of $142 thousand.

Non-interest expenses increased $2.2 million or 10% to $24.0 million.

  Excluding ongoing KSB expenses, non-interest expenses would have increased $1.6 million or 7%.
  Compensation expense for the third quarter of 2019 increased $723 thousand or 6% compared with the prior-year quarter related to an overall increase in headcount, led by the Company’s efforts to add loan production talent to support strategic growth initiatives in addition to the KSB acquisition.
  Employee benefits rose $407 thousand or 16% due to elevated medical claims, increased 401(k) matching expense and increased FICA expense consistent with compensation growth.
  Net occupancy and equipment expenses increased $285 thousand or 15% due to the addition of the Mt. Washington and KSB branches.
  Technology and communication expenses increased $246 thousand or 15%, as the Company added new hardware and software to support capacity and capabilities for customers.
  The Company recorded no FDIC insurance expense during the quarter as the target national FDIC Reserve Ratio was reached during the period and credits were issued to qualifying institutions.

September 30, 2019 Compared with September 30, 2018

Total loans increased $322 million or 13% to $2.9 billion.

  Approximately $152 million of the growth in loans was a direct result of the KSB acquisition.
  Excluding the KSB acquisition, the loan portfolio grew by a net $170 million or 7%, bolstered by record loan production over the previous 12 months.

Total deposits increased $348 million or 13% to $2.9 billion.

  Approximately $99 million in deposit growth during this period was due to the KSB acquisition.
  Growth in deposits was led by a solid increase in non-interest bearing deposits, interest bearing demand deposits and time deposits.
  Core deposits, which exclude brokered deposits and time deposits greater than $250 thousand, represented 97% of total deposits.

Asset quality, which has remained exceptional and has trended within a narrow range over the past several years, remained sound. While the Company is pleased with this performance, management recognizes the cyclical nature of the economy and believes asset quality metrics will normalize over the long term, which will eventually result in higher provisioning for loan and lease losses.

  Non-performing loans (NPLs) were $3.2 million or 0.11% of total loans outstanding versus $5.0 million or 0.20% of total loans outstanding a year ago.
  Non-performing assets (NPAs), which include NPLs along with other real estate owned and repossessed assets, totaled $3.8 million or 0.11% of total assets versus $6.6 million or 0.20% of total assets.
  The allowance for loan and lease losses relative to total end-of-period loans was 0.94%, down slightly from 2018 levels.

The Company remained “well capitalized” – the highest capital rating for financial institutions.

  Total equity to assets was 11.21% and the tangible common equity ratio was 10.83%,(1) compared to 10.62% and 10.57%, respectively, with the fluctuation primarily associated with record earnings slightly offset by the KSB acquisition.
  Even with its strong capital position, the Company continues to consistently achieve industry-leading returns on equity due to its superior earnings performance.
  Stock Yards Bancorp continues to pursue and consider strategies to enhance stockholder value, including a substantial and sustained dividend payout ratio. In August 2019, the Company's board of directors continued the higher dividend rate of $0.26 per common share initially set in May 2019. With the May increase, Stock Yards Bancorp has raised its quarterly dividend rate 11 times since 2013, including two increases during 2018 and each of the previous four years.

Third Quarter 2019 Compared to Second Quarter 2019

Net interest income increased $1.3 million or 4%, as loan growth during the quarter, combined with a slight increase in margin, led to a record for the quarter.

Non-interest income increased 8%.

  WM&T, deposit service charges, treasury management fees and mortgage banking all showed increases for the linked quarter comparison.
  BOLI and other income increased due to the receipt of life insurance proceeds during the quarter.
  Swap fees totaling $108 thousand and $374 thousand were recognized during the second and third quarters, respectively.
  A one-time gain of $212 thousand on the sale of Visa Class B stock was realized during the third quarter of 2019.

Non-interest expenses improved 6%.

  As a result of the closing of the KSB acquisition on May 1, 2019, second quarter non-interest expenses included $1.3 million in pre-tax acquisition-related expenses, professional fees and compensation-related expenses.
  The company recorded no FDIC insurance expense during the third quarter of 2019.

The Company’s effective tax rate increased to 18.0% for the third quarter of 2019 from 5.9% for the second quarter of 2019.

  During the second quarter of 2019, Kentucky tax law changed to allow a bank holding company’s net operating losses to offset against net revenues generated by banks, beginning in 2021. In connection with this change, the Company recognized a non-recurring state deferred tax asset and corresponding state income tax benefit, the effect of which added $0.11 to net income per diluted share for the second quarter of 2019.

September 30, 2019 Compared to June 30, 2019

Total loans increased $93 million or 3%.

  The Company experienced continued strong production during the third quarter with loan pipelines remaining solid headed into the fourth quarter of 2019.

Total deposits increased $63 million or 2%.

  Money market, interest bearing demand and non-interest bearing deposit balances showed solid growth on the linked quarter basis.

Asset quality remained at historically strong levels.

  The allowance for loan and lease losses relative to total end-of-period loans was 0.94%, a decrease of two basis points.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.5 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiary operates; competition for the Company’s customers from other providers of financial services; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company’s Form 10-K for the year ended December 31, 2018.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2019 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Income Statement Data	2019	2018	2019	2018

Net interest income, fully tax equivalent (2)	$32,131	$28,590	$92,673	$84,751
Interest income:
Loans and leases	$35,022	$30,359	$99,985	$86,877
Federal funds sold and interest bearing due from banks	566	373	2,129	804
Mortgage loans held for sale	41	42	121	121
Securities	2,344	2,247	7,735	6,967
Total interest income	37,973	33,021	109,970	94,769
Interest expense:
Deposits	5,316	3,972	16,034	8,723
Securities sold under agreements to repurchase and other short-term borrowings	78	300	255	850
Federal Home Loan Bank (FHLB) advances and other long-term debt	509	228	1,180	692
Total interest expense	5,903	4,500	17,469	10,265
Net interest income	32,070	28,521	92,501	84,504
Provision for loan and lease losses	400	735	1,000	2,705
Net interest income after provision for loan and lease losses	31,670	27,786	91,501	81,799
Non-interest income:
Wealth management and trust services	5,738	5,380	16,839	16,224
Deposit service charges	1,444	1,482	4,027	4,340
Debit and credit card income	2,102	1,759	6,014	4,956
Treasury management fees	1,264	1,151	3,623	3,311
Mortgage banking income	834	712	2,112	2,034
Net investment product sales commissions and fees	400	444	1,120	1,245
Bank owned life insurance	487	186	849	564
Other	1,035	312	2,045	1,096
Total non-interest income	13,304	11,426	36,629	33,770
Non-interest expenses:
Compensation	12,330	11,607	36,846	34,280
Employee benefits	2,908	2,501	8,458	7,646
Net occupancy and equipment	2,199	1,914	6,033	5,543
Technology and communication	1,841	1,595	5,462	4,910
Debit and credit card processing	662	588	1,880	1,733
Marketing and business development	732	740	2,260	2,191
Postage, printing, and supplies	402	370	1,218	1,161
Legal and professional	524	501	2,581	1,498
FDIC insurance	-	238	486	718
Amortization/impairment of investments in tax credit partnerships	137	-	241	58
Capital and deposit based taxes	993	738	2,864	2,452
Other	1,229	989	3,731	2,754
Total non-interest expenses	23,957	21,781	72,060	64,944
Income before income tax expense	21,017	17,431	56,070	50,625
Income tax expense	3,783	3,555	6,652	9,766
Net income	$17,234	$13,876	$49,418	$40,859

Net income per share - Basic	$0.76	$0.61	$2.18	$1.81
Net income per share - Diluted	0.76	0.60	2.16	1.78
Cash dividend declared per share	0.26	0.25	0.77	0.71

Weighted average shares - Basic	22,550	22,636	22,633	22,613
Weighted average shares - Diluted	22,810	22,968	22,901	22,956

			September 30,
Balance Sheet Data			2019	2018

Loans and leases			$2,856,664	$2,534,483
Allowance for loan and lease losses			26,877	25,222
Total assets			3,533,926	3,324,797
Non-interest bearing deposits			795,793	705,386
Interest bearing deposits			2,150,520	1,892,652
FHLB advances			81,985	48,500
Stockholders' equity			396,111	352,980
Total shares outstanding			22,597	22,746
Book value per share (1)			$17.53	$15.52
Tangible common equity per share (1)			16.87	15.44
Market value per share			36.69	36.30

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2019 Earnings Release

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Average Balance Sheet Data	2019	2018	2019	2018

Federal funds sold and interest bearing due from banks	$98,569	$73,196	$119,210	$60,463
Mortgage loans held for sale	3,887	2,980	3,144	2,687
Securities available for sale	396,686	372,251	423,082	396,943
FHLB stock	11,317	10,370	10,704	9,004
Loans and leases	2,800,445	2,547,474	2,670,121	2,513,259
Total earning assets	3,310,904	3,006,271	3,226,261	2,982,356
Total assets	3,502,267	3,153,406	3,404,080	3,125,825
Interest bearing deposits	2,127,769	1,874,853	2,096,745	1,871,546
Total deposits	2,912,631	2,590,156	2,841,850	2,567,337
Securities sold under agreement to repurchase other short-term borrowings	48,376	116,287	49,690	121,400
FHLB advances and other long-term borrowings	83,386	48,612	68,718	48,927
Total interest bearing liabilities	2,259,531	2,039,752	2,215,153	2,041,873
Total stockholders' equity	392,840	351,376	381,743	343,248

Performance Ratios
Annualized return on average assets	1.95%	1.75%	1.94%	1.75%
Annualized return on average equity	17.41%	15.67%	17.31%	15.92%
Net interest margin, fully tax equivalent	3.86%	3.79%	3.85%	3.82%
Non-interest income to total revenue, fully tax equivalent	29.28%	28.55%	28.33%	28.49%
Efficiency ratio, fully tax equivalent (3)	52.73%	54.43%	55.73%	54.80%

Capital Ratios
Total stockholders' equity to total assets (1)			11.21%	10.62%
Tangible common equity to tangible assets (1)			10.83%	10.57%
Average stockholders' equity to average assets			11.21%	10.98%
Total risk-based capital			12.53%	13.50%
Common equity tier 1 risk-based capital			11.69%	12.61%
Tier 1 risk-based capital			11.69%	12.61%
Leverage			10.90%	11.40%

Loans by Type
Commercial and industrial			$876,127	$816,252
Construction and land development			283,465	233,107
Real estate mortgage - commercial investment			727,531	630,000
Real estate mortgage - owner occupied commercial			470,678	420,098
Real estate mortgage - 1-4 family residential			331,747	274,409
Home equity - first lien			51,015	46,062
Home equity - junior lien			72,533	67,105
Consumer			43,568	47,450
Total loans and leases			$2,856,664	$2,534,483

Asset Quality Data
Non-accrual loans			$2,722	$3,982
Troubled debt restructurings			35	792
Loans past due 90 days or more and still accruing			487	212
Total non-performing loans			3,244	4,986
Other real estate owned			563	1,604
Total non-performing assets			$3,807	$6,590
Non-performing loans to total loans			0.11%	0.20%
Non-performing assets to total assets			0.11%	0.20%
Allowance for loan and lease losses to total loans			0.94%	1.00%
Allowance for loan and lease losses to average loans			1.01%	1.00%
Allowance for loan and lease losses to non-performing loans			829%	506%
Net charge-offs (recoveries)	$(61)	$386	$(343)	$2,368
Net charge-offs (recoveries) to average loans (4)	0.00%	0.02%	-0.01%	0.09%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2019 Earnings Release

	Quarterly Comparison
Income Statement Data	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18

Net interest income, fully tax equivalent (2)	$32,131	$30,829	$29,713	$29,972	$28,590
Net interest income	$32,070	$30,774	$29,657	$29,912	$28,521
Provision for loan and lease losses	400	-	600	-	735
Net interest income after provision for loan and lease losses	31,670	30,774	29,057	29,912	27,786
Non-interest income:
Wealth management and trust services	5,738	5,662	5,439	5,312	5,380
Deposit service charges	1,444	1,336	1,247	1,419	1,482
Debit and credit card income	2,102	2,168	1,744	1,813	1,759
Treasury management fees	1,264	1,202	1,157	1,260	1,151
Mortgage banking income	834	796	482	534	712
Net investment product sales commissions and fees	400	364	356	432	444
Bank owned life insurance	487	184	178	565	186
Other	1,035	551	459	241	312
Total non-interest income	13,304	12,263	11,062	11,576	11,426
Non-interest expenses:
Compensation	12,330	12,715	11,801	11,824	11,607
Employee benefits	2,908	2,908	2,642	2,452	2,501
Net occupancy and equipment	2,199	1,976	1,858	2,110	1,914
Technology and communication	1,841	1,848	1,773	1,660	1,595
Debit and credit card processing	662	631	587	594	588
Marketing and business development	732	903	625	908	740
Postage, printing, and supplies	402	410	406	397	370
Legal and professional	524	1,523	534	1,116	501
FDIC insurance	-	248	238	243	238
Amortization/impairment of investments in tax credit partnerships	137	52	52	1,179	-
Capital and deposit based taxes	993	967	904	873	738
Other	1,229	1,283	1,219	1,209	989
Total non-interest expenses	23,957	25,464	22,639	24,565	21,781
Income before income tax expense	21,017	17,573	17,480	16,923	17,431
Income tax expense	3,783	1,030	1,839	2,265	3,555
Net income	$17,234	$16,543	$15,641	$14,658	$13,876

Net income per share - Basic	$0.76	$0.73	$0.69	$0.65	$0.61
Net income per share - Diluted	0.76	0.72	0.68	0.64	0.60
Cash dividend declared per share	0.26	0.26	0.25	0.25	0.25

Weighted average shares - Basic	22,550	22,689	22,661	22,638	22,636
Weighted average shares - Diluted	22,810	22,949	22,946	22,907	22,968

	Quarterly Comparison
Balance Sheet Data	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18

Cash and due from banks	$68,107	$51,264	$44,014	$51,892	$66,029
Federal funds sold and interest bearing due from banks	68,107	64,775	67,326	147,047	54,451
Mortgage loans held for sale	6,329	3,922	2,981	1,675	2,533
Securities available for sale	375,601	423,579	507,131	436,995	550,091
FHLB stock	11,316	11,316	9,779	10,370	10,370
Loans and leases	2,856,664	2,763,880	2,525,709	2,548,171	2,534,483
Allowance for loan and lease losses	26,877	26,416	26,464	25,534	25,222
Total assets	3,533,926	3,463,823	3,281,016	3,302,924	3,324,797
Non-interest bearing deposits	795,793	777,652	698,783	711,023	705,386
Interest bearing deposits	2,150,520	2,105,801	2,053,757	2,083,333	1,892,652
Securities sold under agreements to repurchase	33,172	33,809	34,633	36,094	53,883
Federal funds purchased	9,957	12,012	12,218	10,247	231,344
FHLB advances	81,985	84,279	47,853	48,177	48,500
Stockholders' equity	396,111	389,365	377,994	366,500	352,980
Total shares outstanding	22,597	22,721	22,823	22,749	22,746
Book value per share (1)	$17.53	$17.14	$16.56	$16.11	$15.52
Tangible common equity per share (1)	16.87	16.46	16.49	16.03	15.44
Market value per share	36.69	36.15	33.81	32.80	36.30

Capital Ratios
Total stockholders' equity to total assets (1)	11.21%	11.24%	11.52%	11.10%	10.62%
Tangible common equity to tangible assets (1)	10.83%	10.85%	11.47%	11.05%	10.57%
Average stockholders' equity to average assets	11.22%	11.10%	11.34%	10.99%	11.14%
Total risk-based capital	12.53%	12.67%	14.04%	13.91%	13.50%
Common equity tier 1 risk-based capital	11.69%	11.82%	13.11%	13.00%	12.61%
Tier 1 risk-based capital	11.69%	11.82%	13.11%	13.00%	12.61%
Leverage	10.90%	10.91%	11.57%	11.33%	11.40%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2019 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18

Federal funds sold and interest bearing due from banks	$98,569	$137,130	$122,189	$86,725	$73,196
Mortgage loans held for sale	3,887	3,794	1,727	2,140	2,980
Securities available for sale	396,686	435,391	437,619	468,856	372,251
Loans and leases	2,800,445	2,668,058	2,538,940	2,539,750	2,547,474
Total earning assets	3,310,904	3,244,941	3,100,352	3,096,931	2,990,401
Total assets	3,502,267	3,436,175	3,271,257	3,260,322	3,153,406
Interest bearing deposits	2,127,769	2,112,768	2,048,830	2,012,489	1,874,853
Total deposits	2,912,631	2,867,360	2,743,701	2,738,678	2,590,156
Securities sold under agreement to repurchase and other short-term borrowings	48,376	51,743	48,956	67,731	116,287
FHLB advances	83,386	74,420	47,962	48,287	48,612
Total interest bearing liabilities	2,259,531	2,238,931	2,145,748	2,128,507	2,039,752
Total stockholders' equity	392,840	381,270	371,070	358,293	351,376

Performance Ratios
Annualized return on average assets	1.95%	1.93%	1.94%	1.78%	1.75%
Annualized return on average equity	17.41%	17.40%	17.09%	16.23%	15.67%
Net interest margin, fully tax equivalent	3.86%	3.81%	3.89%	3.84%	3.79%
Non-interest income to total revenue, fully tax equivalent	29.28%	28.46%	27.13%	27.86%	28.55%
Efficiency ratio, fully tax equivalent (3)	52.73%	59.09%	55.52%	59.12%	54.43%

Loans by Type
Commercial and industrial	$876,127	$860,085	$827,747	$833,524	$816,252
Construction and land development	283,465	257,801	244,548	255,142	233,107
Real estate mortgage - commercial investment	727,531	696,421	586,648	588,610	630,000
Real estate mortgage - owner occupied commercial	470,678	452,719	428,163	426,373	420,098
Real estate mortgage - 1-4 family residential	331,747	338,957	277,847	276,017	274,409
Home equity - first lien	51,015	46,012	48,656	49,500	46,062
Home equity - junior lien	72,533	67,948	66,837	70,947	67,105
Consumer	43,568	43,937	45,263	48,058	47,450
Total loans and leases	$2,856,664	$2,763,880	$2,525,709	$2,548,171	$2,534,483

Asset Quality Data
Non-accrual loans	$2,722	$3,030	$3,273	$2,611	$3,982
Troubled debt restructurings	35	37	39	42	792
Loans past due 90 days or more and still accruing	487	861	454	745	212
Total non-performing loans	3,244	3,928	3,766	3,398	4,986
Other real estate owned	563	563	878	1,018	1,604
Total non-performing assets	$3,807	$4,491	$4,644	$4,416	$6,590
Non-performing loans to total loans	0.11%	0.14%	0.15%	0.13%	0.20%
Non-performing assets to total assets	0.11%	0.13%	0.14%	0.13%	0.20%
Allowance for loan and lease losses to total loans	0.94%	0.96%	1.05%	1.00%	1.00%
Allowance for loan and lease losses to average loans	0.96%	0.99%	1.04%	1.01%	1.00%
Allowance for loan and lease losses to non-performing loans	829%	673%	703%	751%	506%
Net charge-offs (recoveries)	$(61)	$48	$(330)	$(312)	$386
Net charge-offs (recoveries) to average loans (4)	0.00%	0.00%	-0.01%	-0.01%	0.02%

Other Information
Total assets under management (in millions)	$3,116	$3,068	$2,970	$2,765	$2,969
Full-time equivalent employees	622	615	596	591	593

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. The Company provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18

Total stockholders' equity - GAAP (a)	$396,111	$389,365	$377,994	$366,500	$352,980
Less: Goodwill	(12,593)	(12,826)	(682)	(682)	(682)
Less: Core deposit intangible	(2,373)	(2,461)	(1,015)	(1,057)	(1,098)
Tangible common equity - Non-GAAP (c)	$381,145	$374,078	$376,297	$364,761	$351,200

Total assets - GAAP (b)	$3,533,926	$3,463,823	$3,281,016	$3,302,924	$3,324,797
Less: Goodwill	(12,593)	(12,826)	(682)	(682)	(682)
Less: Core deposit intangible	(2,373)	(2,461)	(1,015)	(1,057)	(1,098)
Tangible assets - Non-GAAP (d)	$3,518,960	$3,448,536	$3,279,319	$3,301,185	$3,323,017

Total stockholders' equity to total assets - GAAP (a/b)	11.21%	11.24%	11.52%	11.10%	10.62%
Tangible common equity to tangible assets - Non-GAAP (c/d)	10.83%	10.85%	11.47%	11.05%	10.57%

Total shares outstanding (e)	22,597	22,721	22,823	22,749	22,746

Book value per share - GAAP (a/e)	$17.53	$17.14	$16.56	$16.11	$15.52
Tangible common equity per share - Non-GAAP (c/e)	16.87	16.46	16.49	16.03	15.44

(2) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(3) - The efficiency ratio, a non-GAAP measure, equals total non interest expense divided by the sum of fully tax equivalent net interest income and non interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable.

(4) - Quarterly net charge-offs (recoveries) to average loans ratios are not annualized.

Contacts

T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890